EXHIBIT 4.2

DEMAND PROMISSORY NOTE

US$31,045

In consideration of receiving a loan of US$31,045, the undersigned EAGLE RIVER MINING CORP., of 4745 Caughlin Parkway, Suite 200, Reno, Nevada, USA, 89509, does hereby PROMISE TO PAY to ARCHER PACIFIC MANAGEMENT INC., of 141-757 West Hastings Street, Suite 328, Vancouver, British Columbia, Canada, V6C 1C1, the sum of US$31,045, without interest, payable on demand.

The undersigned and each endorser hereof waives demand and presentment for payment, notice of dishonour, notice of nonpayment, protest and notice of this Promissory Note.

DATED at Vancouver, British Columbia, this 28th day of October, 2002.
/s/ "Kathy Wong"	/s/ "Angela Du"
Kathy Wong	Angela Du
Signature of Witness	Eagle River Mining Corp.